Exhibit 2.1

ASSET PURCHASE AGREEMENT

                                THIS ASSET PURCHASE AGREEMENT (together with the schedules and exhibits attached hereto, this “Agreement”) is entered into effective for all purposes and in all respects as of February 27, 2003, by and among (i) SafeNet, Inc., a Delaware corporation (“SafeNet”), (ii) Raqia Acquisition Corp., a Delaware corporation (“Buyer”) and (iii) Raqia Networks, Inc., a Delaware corporation (the “Seller”).

Preliminary Statement

                                Whereas, Seller desires to sell and assign to the Buyer, and the Buyer desires to purchase from the Seller, substantially all of the assets, properties, and rights owned, or used in the Business of the Seller, on the terms and conditions set forth herein (the “Asset Purchase”);

                                Whereas, the parties intend that the Asset Purchase qualify as a tax-free C reorganization under Code Section 368(a)(1)(C).

                                NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                1.             PURCHASE AND SALE OF ASSETS.

                1.1           Purchase and Sale of Assets.  Subject to the terms and conditions hereof, and in reliance upon the representations, warranties and agreements set forth herein, at Closing, the Seller shall sell, assign, transfer, convey and deliver absolutely to the Buyer, and the Buyer shall (and SafeNet shall cause Buyer to) purchase, acquire and accept from the Seller, all of the assets, properties, claims and other rights, as described below in Section 1.2 (excluding the Excluded Assets (as defined in Section 1.3)), which are owned, leased, licensed or used by Seller in the operation of its Business as it is presently being conducted (the “Purchased Assets”).

                1.2           Purchased Assets.  Purchased Assets shall include the following:

(i)            all of the Seller’s rights arising under any Assumed Contracts to which it is a party, including any prepaid items relating to Assumed Contracts identified on Schedule 1.2(a);

(ii)           all of the Seller’s ownership or leasehold rights, as the case may be, in Equipment;

(iii)          all of the Seller’s rights in and to the Purchased Intellectual Property;

(iv)          all of Seller’s Books and Records that relate specifically to the Purchased Assets and are not designated as Excluded Assets on Schedule 1.3;

(v)           all of the Seller’s rights arising under its permits, franchises and Licenses;

(vi)          all of the Seller’s ownership and rights in and to Inventory;

(vii)         all of the Seller’s goodwill and going concern value relating to the Seller’s Business and the business appurtenant thereto;

(viii)        all of the Seller’s claims, claims in action, causes of action and judgments relating to the Purchased Assets;

(ix)           all of Seller’s rights and benefits with respect to the Employment and Proprietary Information and Inventions Agreements set forth on Schedule 4.9(a); and

(x)       Seller’s office furniture, to the extent required to support Seller’s employees accepting employment with SafeNet, in SafeNet’s reasonable discretion.

                1.3           Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the properties, assets and other rights of the Seller expressly identified on Schedule 1.3 (the “Excluded Assets”), which shall be retained by the Seller.

1.4           Assumption of Liabilities. On the basis of the representations, warranties, covenants and agreements and subject to the satisfaction or waiver of the conditions set forth herein, Buyer shall assume, discharge and perform when lawfully due only the performance obligations and duties of the Seller to perform under the Assumed Contracts arising on or after the Closing Date and $4,600 payable to Computerized Circuit Design, Inc. (the “Assumed Liabilities”). Except for the Assumed Liabilities, Buyer shall not assume, and the Seller shall remain liable for, any and all Liabilities or Encumbrances of the Seller or the Purchased Assets.  Seller expressly acknowledges and agrees that any and all liabilities or obligations of the Seller, with respect to salary, accrued vacation, sick leave, severance, health benefits, similar items, or any employee welfare, pension or profit-sharing plan, relative to the employment or termination of any employees of the Seller as of and through the Closing Date, shall remain the sole and exclusive responsibility of the Seller.

                2.             PURCHASE PRICE.

                2.1           Purchase and Sale of Assets. In consideration for the transfer, sale and delivery to Buyer of the Purchased Assets, Buyer will (and SafeNet will cause Buyer to) deliver and issue to the Seller the following (in the aggregate, the “Purchase Price”):

(i)   $805,000 less amounts reflected in Schedule 2.1, in cash payable at the Closing (as defined in Section 3.1) (the “Cash Payment”); and

(ii)  389,640 shares of SafeNet, common stock, par value $0.01 per share (“SafeNet Common Stock”), the “Share Payment,” pursuant to the terms and conditions of Section 3.3 hereof.

                2.2           Private Placement. SafeNet and the Buyer intend that the shares of SafeNet Common Stock to be issued pursuant to Section 2.1 will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended, and the rules and regulations promulgated by the SEC thereunder (the “Securities Act”), by reason of Section 4(2) of the Securities Act. The parties hereto acknowledge and agree that as a condition to effecting such issuance as a private placement pursuant to Section 4(2) of the Securities Act, SafeNet and Buyer shall be entitled to obtain from the Seller and its stockholders such customary and reasonable representations as shall be necessary or appropriate under applicable Law and that SafeNet and Buyer will be relying upon such representations in connection with the issuance of SafeNet Common Stock to the Seller. The shares of SafeNet Common Stock so issued in the private placement pursuant to Section 2.1 will not be registered under the Securities Act, except as provided under the Registration Rights Agreement, the form of which is attached hereto as Exhibit A, and will constitute “restricted securities” within the meaning of the Securities Act.

                                3.             CLOSING PROCEDURE

                                3.1           Time and Place of the Closing.  The closing of the Asset Purchase and the consummation of the other transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Venable, Baetjer and Howard, LLP, at 8010 Towers Crescent Drive, Suite 300, Vienna, Virginia 22182, immediately upon execution of this Agreement, provided that all conditions to the Closing shall have been satisfied or waived, or at such other time and date as the parties hereto may mutually agree, which date shall be referred to as the “Closing Date.”

                                3.2           Procedure at Closing.  On the Closing Date, the parties agree to take the following steps listed below (provided, however, that upon their completion all such steps shall be deemed to have occurred simultaneously):

                                (a)           Buyer shall deliver to the Seller the closing documents specified in Section 7.

                                (b)           Buyer shall pay the Cash Payment by wire transfer of immediately available funds to account(s) designated by the Seller.

                                (c)           Buyer shall deliver to the Seller certificates evidencing that number of shares of SafeNet Common Stock equal to fifty percent (50%) of the Share Payment (in the name of Seller).

                                (d)           Buyer shall deliver to the Escrow Agent (as defined in Section 3.3 below) that number of shares of SafeNet Common Stock equal to fifty percent (50%) of the Share Payment.

                                (e)           The Seller shall deliver to Buyer the closing documents specified in Section 6.

                                3.3           Escrow of SafeNet Common Stock.  The “Escrow Shares” (as defined below) shall serve as security for the payment of indemnification obligations of the Seller pursuant to this Agreement.  At the Closing, Buyer shall deposit the Escrow Shares in an escrow fund (the “Seller Escrow Fund”) to be held and distributed by Wachovia Bank, N.A., acting as escrow agent (the “Escrow Agent”), pursuant to the terms of an Escrow Agreement, in the form attached hereto as Exhibit B (the “Escrow Agreement”), dated as of the Closing Date, by and among Buyer, the Seller and the Escrow Agent. During the term the Escrow Shares are held in the Seller Escrow Fund, the stockholders of Seller shall have the right to direct the voting of the Escrow Shares.  For purposes of this Agreement, the term “Escrow Shares” shall mean (A) that number of shares of SafeNet Common Stock equal to fifty percent (50%) of the total number of shares of SafeNet Common Stock otherwise issuable to the Seller pursuant to this Agreement in connection with the transactions contemplated hereunder, (B) any securities issued with respect to such shares of SafeNet Common Stock in the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of SafeNet, and (C) the certificate(s), document(s) or instrument(s) representing or evidencing such shares of SafeNet Common Stock and securities.

                                4.             REPRESENTATIONS AND WARRANTIES OF THE SELLER.

                                The Seller hereby represents and warrants to Buyer, as of the date hereof, and as of the Closing Date, that:

                                4.1           Organization. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Seller has all requisite corporate power and authority to own, lease and operate the Purchased Assets and to carry on its Business as it is presently conducted. The Seller is duly qualified or licensed to do business and is in good standing in each of the jurisdictions in which the operation of its Business or the character of the properties owned, leased or operated by it in connection with such Business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a material adverse effect on Seller’s Business.  Seller has no subsidiaries and does not otherwise hold any equity, membership, partnership, joint venture or other ownership interest in any Person. Seller has delivered to the Buyer complete and correct copies of its certificate of incorporation and by-laws or other organizational documents, in each case, as amended and in effect on the date hereof.

                                4.2           Authorization; Enforceability. The Seller has the corporate power and authority to execute and deliver this Agreement and other documents and instruments required hereby, to perform fully its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by the Seller of this Agreement, the other documents and instruments required pursuant to this Agreement and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action of the Seller.  This Agreement is, and the other documents and instruments required pursuant to this Agreement hereby, are the valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, except to the extent that the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting creditors’ rights generally and the application of general principles of equity.

                                4.3           No Violation or Conflict.  Except as set forth on Schedule 4.3, the execution, delivery and performance by the Seller of this Agreement and the other documents and instruments required pursuant to this Agreement and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with or violate or result in a breach of the terms, conditions or provisions of (i) any Contract to which the Seller is a party or by which the Seller or the properties and assets of Seller are bound (ii) any Law applicable to the Seller or any Affiliate thereof or any of the properties or assets of the Seller (including, but not limited to, the Purchased Assets), or (iii) the certificate of incorporation or by-laws and any amendments thereto, or other organizational documents of the Seller, except in each case where such conflict, violation or breach would not have an effect on the Purchased Assets.

                                4.4           Title to and Condition of Purchased Assets.

(a)           Except as otherwise set forth on Schedule 4.4(a), Seller owns good and marketable title to all of the Purchased Assets, free and clear of any and all Liens, Liabilities and Encumbrances, other than Permitted Exceptions, and hereby conveys the Purchased Assets to the Buyer free and clear of any and all Liens, Liabilities and Encumbrances, other than Permitted Exceptions.

(b)           As of the date hereof, all of the Equipment is in good working order (ordinary wear and tear excepted).

                                4.5           Litigation.  There is no action, claim, demand, suit, proceeding, arbitration, grievance, citation, summons, subpoena, or to Seller’s knowledge, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity pending or, to Seller’s knowledge, threatened, by or against the Seller relating to the Purchased Assets, Seller’s Business or in connection with or relating to the transactions contemplated by this Agreement or any other documents contemplated hereunder.

                                4.6           Absence of Undisclosed Liabilities. Except as set forth in Schedule 4.6, the Seller does not have any material Liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, arising out of the Purchased Assets or Seller’s Business.

                                4.7           Adverse Changes.  Since December 31, 2002, Seller has operated its Business in the ordinary course and there has not been any occurrence or event which, individually or in the aggregate, has had or is expected to have a material adverse effect upon the Business of the Seller or the Purchased Assets.  Since January 22, 2003, Seller has operated its Business in compliance with Section 9 of that certain Letter of Intent, by and between Seller and SafeNet, dated January 22, 2003.

                                4.8           Taxes.

                                (a)           The Seller has prepared and timely filed all Tax Returns required to be filed concerning or attributable to the Seller or its operations on or before the date hereof and made all tax payments and estimated payments shown to be payable on such Tax Returns.  No penalties or interest have been assessed or will be assessable with respect to any such payments or filings and such Tax Returns have been completed in accordance with applicable law.

                                (b)           The Seller, as of the Closing Date:  (i) will have accrued all Taxes it is required to accrue and (ii) will have withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld.

                                (c)           The Seller has not been delinquent in the payment of any Tax nor, to the knowledge of the Seller, is there any Tax deficiency outstanding, proposed or assessed against the Seller, nor has the Seller executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

There are no tax liens with respect to any of the Purchased Assets.  The Seller is not a party to any pending action or proceeding, nor to the knowledge of any of the Seller, is any such action or proceeding threatened, by any governmental authority, for the assessment or collection of taxes.

                                4.9           Employees; Employee Benefit Plans. Except as set forth on Schedule 4.9(a), the Seller is not a party to any employment, agency or commission agreement with any of its employees, nor is it subject to any collective bargaining agreement.  Schedule 4.9(a) sets forth a true and complete list of each “employee benefit plan,” as such term is defined in section 3(3) of the ERISA, whether or not subject to ERISA (each a “Plan” and, collectively, the “Plans”).

(a)          No Plan is subject to section 412 of the Code or section 302 or Title IV of ERISA.

(b)          No Plan is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA or is a “multiemployer plan” within the meaning of section 4063 or 4064 of ERISA.

(c)          All Plans are in material compliance with all applicable provisions of the law, including applicable provisions of ERISA and the Code, including without limitation obligations arising under ERISA Sections 601 to 609 and Code Sections 4980B and D with respect to any group health plan as therein defined.

(d)          Any qualified retirement plan under Code section 401(a) or (k) is the subject of a current determination letter or opinion letter from the Internal Revenue Service thereunder which has been furnished to Buyer, or is within the remedial amendment period under applicable Treasury Regulations to be updated for same.

                                4.10         Intellectual Property.  Schedule 4.10 sets forth an accurate and complete list of all Purchased Intellectual Property.  Seller owns or possesses licenses or other rights to use all Purchased Intellectual Property, and, no other Person has any valid claim of ownership with respect to the Purchased Intellectual Property purportedly owned by Seller.  Except as set forth on Schedule 4.10, to the knowledge of Seller, the Purchased Intellectual Property is valid and subsisting, is not invalid or unenforceable in whole or in part and is not the subject of any challenge.  Seller is authorized to use, in the manner used by Seller, any Purchased Assets subject to a license.  To the knowledge of Seller, no Person is infringing, violating, misusing or misappropriating any Purchased Intellectual Property.  To the knowledge of Seller, Seller is not infringing upon the intellectual property of any other Person.

The Seller has used commercially reasonable efforts to enforce an adequate trade secret protection program through contractual agreements with officers, employees, developers, consultants and other persons dealing with its Business as it is presently being conducted, as it has been conducted in the past and as it is proposed to be conducted in the future, and all current and former employees, consultants and independent contractors of Seller have executed such agreements. Copies of all such agreements have been provided to Buyer or made available to Buyer for review.

                4.11         Solvency.  Upon consummation of the Closing, after giving effect to the consummation of all of the transactions contemplated hereunder, including without limitation receipt of the payments to be made to the Seller as contemplated in this Agreement, the Seller will not be insolvent.

                                4.12         Sufficient Assets. The transfer of the Purchased Assets contemplated herein will effectively convey substantially all of the assets of the Seller to Buyer, including all rights, properties, interests in properties, Purchased Intellectual Property and assets (real, personal and mixed, tangible and intangible and all leases, licenses and other agreements) necessary to permit Buyer to carry on the Business of the Seller as presently conducted, except for office space.

                                4.13         Assumed Contracts. Except as set forth in Schedule 4.13, the Seller is not in default under any of the Assumed Contracts, nor to the knowledge of the Seller, has any event occurred, which, through the passage of time or the giving of notice, or both, would constitute a default under any of the Assumed Contracts, or cause the acceleration of any obligation of the Seller or result in the creation of any Lien, Liability or Encumbrance upon any of the Purchased Assets.  The Seller has delivered or made available to Buyer correct and complete copies of each Assumed Contract and all amendments thereto.

4.14         Distribution of SafeNet’s SEC Filings.  All stockholders of the Seller from whom consent for this Agreement and the transactions contemplated hereunder, was sought, received copies of the following documents SafeNet has filed with the SEC, and provided to Seller, prior to their vote to approve or disapprove this Agreement and the transactions contemplated hereunder:

                (i)            SafeNet’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001;

                (ii)           SafeNet’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002;

(iii)          SafeNet’s Current Reports on Form 8-K filed with the SEC on January 17, 2002, March 18, 2002, May 22, 2002, July 16, 2002, November 1, 2002, January 28, 2003 and February 11, 2003; and

(iv)          SafeNet’s Registration Statement on Form S-4, as amended, filed on December 27, 2002.

4.15         Securities Act; Ownership.

(a)           The shares of SafeNet Common Stock to be received by the Seller pursuant to this Agreement are being acquired for investment only and not with a view to any public distribution thereof and Seller shall not offer to sell or otherwise dispose of such shares in violation of any of the registration requirements of the Securities Act or any applicable state securities or blue sky laws.

(b)           Seller understands that (i)(x) such shares of SafeNet Common Stock have not been registered under the Securities Act and by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof, (y) must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration and (z) will bear a legend to such effect and (ii) the Buyer will make notations on their transfer books to such effect.

4.16         Prior Acts. Seller has not taken or agreed to take (or failed to take or agree to take) any action or knows of any facts or circumstances that could reasonably be expected to prevent the Asset Purchase from qualifying as a tax-free C reorganization within the meaning of Section 368(a)(1)(C) of the Code, except that no representation is being made with respect to the Asset Purchase qualifying as a tax-free C reorganization.

                                5.             REPRESENTATIONS AND WARRANTIES OF SAFENET AND THE BUYER.

                                SafeNet and Buyer, jointly and severally, represent and warrant to the Seller, as of the date hereof, and as of the Closing Date, that:

                5.1           Organization. Each of SafeNet and the Buyer, a direct wholly owned subsidiary of SafeNet, is a corporation duly and validly organized and existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is presently conducted.  Each of SafeNet and Buyer has all requisite corporate power and authority to execute and deliver and perform fully its obligations under this Agreement and the other documents and instruments required hereby and to consummate the transactions contemplated hereby and thereby.

                5.2           Authorization; Enforceability.  The execution, delivery and performance of this Agreement and all of the documents and instruments required hereby by SafeNet and the Buyer are within the corporate power of SafeNet and the Buyer and have been duly authorized by all necessary action of SafeNet and the Buyer.  This Agreement is and the other documents and instruments required hereby will be, when executed and delivered by SafeNet and the Buyer, valid and binding obligations of SafeNet and the Buyer, enforceable against SafeNet or the Buyer, as applicable, in accordance with their respective terms, except to the extent that the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting creditors’ rights generally and the application of general principles of equity.

                5.3           No Violation or Conflict.  The execution, delivery and performance of this Agreement and the transactions contemplated hereby, by SafeNet and the Buyer does not and will not conflict with or violate the certificate of incorporation or bylaws of the Buyer or SafeNet or conflict with, violate or result in a breach of the terms, conditions or provisions of, any agreement, document or instrument to which SafeNet or Buyer is a party or by which it is bound.

                5.4           Issuance of SafeNet Common Stock.  The shares of SafeNet Common Stock to be issued to Seller pursuant to this Agreement, when issued and delivered against payment therefore, will be duly authorized, validly issued, fully paid and non-assessable in accordance with the terms of this Agreement.

                5.5           Litigation.  There is no action, claim, demand, suit, proceeding, arbitration, grievance, citation, summons, subpoena, or to Buyer’s and SafeNet’s knowledge, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity pending or, to Buyer’s and SafeNet’s knowledge, threatened, by or against Buyer or SafeNet (i) that would reasonably be expected to have a material adverse effect on Buyer or SafeNet or (ii) in connection with or relating to the transactions contemplated by this Agreement or any other documents contemplated hereunder.

                5.6           Compliance with Reporting Obligations.  SafeNet is in compliance in all material respects, including all reporting obligations, with the Securities Act of 1933, the Securities Exchange Act of 1934 and the Sarbanes-Oxley Act of 2002.

                5.7           No Material Adverse Effect. Except as may be disclosed in SafeNet’s SEC reports, as may be otherwise publicly disclosed by SafeNet in compliance with Regulation FD, as is generally known with respect to matters generally affecting the industries in which SafeNet does business or as is generally known with respect to matters generally affecting the economy, stock market, domestic or international political affairs, including the outbreak of hostilities or terrorism, as of the date hereof, SafeNet has no actual knowledge of any event or occurrence specifically relating to SafeNet which individually or in the aggregate could reasonably be expected to have a material adverse effect on SafeNet or its Business.

                5.8           Prior Acts.  Neither Buyer nor SafeNet has taken or agreed to take (or failed to take or agree to take) any action or knows of any facts or circumstances that could reasonably be expected to prevent the Asset Purchase from qualifying as a tax-free C reorganization within the meaning of Section 368(a)(1)(C) of the Code, except that no representation is being made with respect to the Asset Purchase qualifying as a tax-free C reorganization.

                6.             CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE.

                                The obligations of SafeNet or Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or partial or complete waiver (in SafeNet’s or Buyer’s sole and absolute discretion), at or before the Closing, of the following conditions:

                6.1           Accuracy of Representations and Warranties. All of the representations and warranties of the Seller contained in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, except for those representations and warranties which by their terms are made as of a specific date which shall be true and correct on and as of such date.

                6.2           Compliance with the Agreement. All of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by the Seller on or before the Closing Date shall have been duly complied with, performed or satisfied by the Closing Date.

                6.3           Stockholder Approval.  This Agreement and the transactions contemplated hereunder, shall have been approved by the requisite vote or action of the Seller’s stockholders under the Seller’s certificate of incorporation and bylaws and Delaware law.

                6.4           No Litigation. There shall not be in effect any judgment, order or decree by a Governmental or Regulatory Authority that makes illegal, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby. There shall be no action, suit, claim or proceeding of any nature pending or threatened that may have a material adverse effect on the Seller or the Purchased Assets.

6.5           Deliveries at Closing.  The Seller shall deliver to the Buyer at Closing:

                                              (i)              An executed Bill of Sale and Assignment and Assumption Agreement to effectuate the conveyance of the Purchased Assets to the Buyer and the assumption of the Assumed Liabilities by Buyer, in the form attached hereto as Exhibit C;

                                              (ii)              An executed assignment of all patents and patent applications in the form attached hereto as Exhibits D;

                                             (iii)             An executed Registration Rights Agreement, in the form attached hereto as Exhibit A;

                                                (iv)          Copies of Board of Directors’ minutes of the Seller, approving the execution and delivery of this Agreement, all related documents and agreements, and the transactions contemplated thereby, certified by the Secretary of the Seller;

                                                (v)           Copies of actions of the Seller’s stockholders, approving the execution and delivery of this Agreement, all related documents and agreements, and the transactions contemplated thereby, certified by the Secretary of the Seller;

                                                (vi)          All necessary consents and approvals required to be obtained by the Seller pursuant to Section 6.6;

                                                (vii)         Investment representation letters from Seller and all its stockholders from whom consent for this Agreement, and the transactions contemplated hereunder, was sought;

                                                (viii)        An opinion of counsel in the form attached hereto;

                                                (ix)           An executed Escrow Agreement, in the form attached hereto as Exhibit B; and

                                                (ix)           All such other documents and instruments as may be reasonably requested by the Buyer or SafeNet to effectively convey title to the Purchased Assets to it and otherwise consummate the transactions contemplated hereby.

                6.6           Approvals and Consents. All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority or any other public or private third parties required of the Seller to consummate the Asset Purchase and the other matters contemplated hereby shall have been obtained.

                6.7           Certificates. The Seller shall have furnished Buyer with certificates of the officers of the Seller certifying compliance with the conditions set forth in this Section 6 as may be reasonably requested by Buyer.

                6.8           Key Employees. Those senior managers of the Seller listed on Schedule 6.8(a) shall have accepted employment with SafeNet or Buyer and shall have executed and delivered Employment Agreements (which contain non-disclosure agreements therein) in substantially the form attached hereto as Exhibit G.  The Seller will use all reasonable efforts to cause such employees to make available their employment services to the Buyer or SafeNet.

                6.9           Non-Competition Agreement. The Seller and those persons set forth on Schedule 6.9 shall have executed Non-Compete Agreements in substantially the form attached hereto as Exhibit F.

7.             CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE.

                The obligations of the Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction or partial or complete waiver (in the Seller’s sole and absolute discretion), at or before the Closing Date, of the following conditions:

                7.1           Accuracy of Representations and Warranties. All of the representations and warranties of SafeNet and the Buyer contained in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, except for those representations and warranties which by their terms are made as of a specific date which shall be true and correct on and as of such date.

                7.2           Compliance with the Agreement. All of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by SafeNet and the Buyer on or before the Closing Date shall have been duly complied with, performed or satisfied by the Closing Date.

7.3           Approvals and Consents. All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority or any other public or private third parties required of Buyer or SafeNet to consummate the Asset Purchase and the other matters contemplated hereby shall have been obtained.

7.4           Registration Rights Agreement. SafeNet shall have delivered an executed Registration Rights Agreement, in the form of Exhibit A.

                7.5           Deliveries at Closing.  Buyer shall have delivered and executed a Bill of Sale and Assignment and Assumption Agreement in the form attached hereto as Exhibit C.

7.6           Escrow Agreement. Buyer shall have delivered an executed Escrow Agreement, in the form of Exhibit B.

                7.7           No Litigation.  There shall not be in effect any judgment, order or decree by a Governmental or Regulatory Authority that makes illegal, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby.

                8.             ADDITIONAL COVENANTS OF THE PARTIES.

                                8.1           Further Assurances.  Each of the parties agrees, at the other party’s request and without further consideration, to execute and deliver to such party, all such additional or confirmatory instruments, reports and acknowledgments as may be reasonably requested by the other party, and to take any and all such other actions as the other party may reasonably request, to evidence or perfect the sale, assignment, transfer and conveyance to Buyer of the Purchased Assets, and to vest title thereto in Buyer, and to evidence and effect the assumption by Buyer of the Assumed Liabilities, and to otherwise fulfill its obligations hereunder.

                                8.2           Confidentiality and Public Announcements.  The parties acknowledge that SafeNet and the Seller have previously executed a non-disclosure agreement dated  April 1, 2002 and a Letter of Intent dated January 22, 2003 containing exclusivity, public announcement and confidentiality provisions, which provisions are incorporated herein by reference, (collectively, the “Confidentiality Agreements”) and have implemented certain confidentiality procedures pursuant thereto, which Confidentiality Agreements shall continue in full force and effect in accordance with their terms.  Without limiting the foregoing, all information furnished to SafeNet and its officers, employees, accountants and counsel by the Seller, and all information furnished to the Seller by SafeNet and its officers, employees, accountants and counsel, shall be covered by the Confidentiality Agreements, and SafeNet and the Seller shall be fully liable and responsible under the Confidentiality Agreements for any breach of the terms and conditions thereof by their respective Subsidiaries, officers, employees, accountants, counsel and other representatives.

                                8.3           Liability for Transfer Taxes. All sales (including, without limitation), income, bulk sales, use, value, added, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, firearm, ammunition, license and other similar Taxes and fees (“Transfer Taxes”), arising out of or in connection with or attributable to the transactions effected pursuant to this Agreement, shall be paid by the Seller, including, without limitation (i) all sales, excise and other transfer taxes, so that the Seller shall be responsible for payment of such taxes from the Purchase Price proceeds and (ii) all real and personal property taxes shall be prorated through the date of Closing, with the Seller responsible for the portion of such taxes incurred through the date of Closing and the Buyer responsible for the portion of such taxes for the period after the date of Closing.  The Seller shall prepare and timely file all Tax Returns required to filed in respect of Transfer Taxes (including, without limitation, all notices required to be given with respect to bulk sales taxes), provided that the Buyer shall be permitted to prepare any such Tax Returns that are the primary responsibility of the Buyer under applicable law.  The Buyer’s preparation of any such Tax Returns shall be subject to Seller’s approval, which approval shall not be withheld unreasonably.

                                8.4           Payment of Seller Liabilities. The Seller shall apply the Cash Payment to the payment of Transfer Taxes, if any, due in connection with the Asset Purchase and all other Liabilities of Seller set forth on Schedule 8.4.  If any Liabilities set forth on Schedule 8.4 are not so paid, or otherwise provided for, or if SafeNet or Buyer reasonably determines that failure to make any such payments will impair SafeNet’s or Buyer’s, as the case may be, use or enjoyment of the Purchased Assets or to conduct the Business of the Seller as conducted by the Seller as of the Closing with the Purchased Assets, SafeNet or Buyer may at any time after the Closing Date elect to make such payment directly (but shall have no obligation to do so) and set off and deduct the full amount of such payment from the Escrow Shares. The average closing bid price per share of the SafeNet Common Stock on the NNM for the five trading days ending on the trading day immediately preceding the Closing shall be used in determining the value of the Escrow Shares for purposes of this Section 8.4.  In addition, the Seller shall pay, or make adequate provision for the payment of all other Seller Liabilities outstanding prior to or as of the Closing.

                                8.5           Nasdaq National Market Listing.  SafeNet shall, to the extent required by the rules of the Nasdaq National Market (“NNM”), file a listing of additional shares with the NNM with respect to the shares of SafeNet Common Stock required to be issued pursuant to this Agreement.

                                8.6           Corporate Existence. Seller shall maintain its corporate existence until the termination of Seller’s indemnification obligations pursuant to Section 9; provided however, that the Seller agrees to dissolve prior to December 31, 2003 and shall continue Seller’s corporate existence thereafter for the sole purpose of winding up its affairs as provided for in Section 278 of the General Corporation Law of the State of Delaware.

                                8.7           Bulk Transfer Provisions. SafeNet and Buyer hereby waive compliance with the provisions of any applicable bulk transfer law; provided, however, that the Seller agrees (i) to pay and discharge when due or to contest or litigate all claims of creditors which are asserted against SafeNet, Sub or the Purchased Assets (other than the Assumed Liabilities) by reason of such noncompliance, (ii) to indemnify, defend and hold harmless SafeNet and Buyer from and against any and all such claims in the manner provided in Section 9 and (iii) to take promptly all necessary action to remove any Lien or Encumbrance which is placed on the Purchased Assets by reason of such noncompliance.

8.8           Employee Benefits.

(a)           Seller shall, to the extent such payments are required, pay within 5 business days of the Closing Date (or their termination of employment if later) any severance, unused accrued vacation, or other wages owed to the employees identified on Schedules 6.8(a) and (b) and any other employees terminated on or prior to the Closing Date or otherwise in connection with this Agreement and shall make arrangements to allow all such employees to request and receive, on a 100% vested basis, distributions of any account balances in a Seller qualified retirement plan under Code Section 401(a) or 401(k) as soon as practicable following the Closing Date.

(b)           To the extent Seller no longer maintains a group health plan, as defined under ERISA Sections 601 to 607 and Code Section 4980B, after the Closing Date, Buyer shall assume the responsibilities to provide COBRA coverage required thereunder on and after such date to employees of Seller and their dependents entitled to same as the result of a “qualifying event”, as defined therein, that occurs on or before the Closing Date or otherwise in connection with this Agreement.  Seller shall assure that any notice requirements regarding COBRA entitlement with respect to such individuals are met and will cooperate with Buyer and furnish such information as is needed by Buyer to meet its obligations hereunder including without limitation information with respect to individuals who are entitled to COBRA coverage or notice of eligibility to same.

                                8.9           Further Actions.  After the Closing, neither Buyer, Safenet nor Seller shall take or agree to take (or fail to take or agree to take) any action that could reasonably be expected to, prevent the Asset Purchase from qualifying as a tax-free C reorganization within the meaning of Section 368(a)(1)(C) of the Code.

9.             INDEMNIFICATION.

                                9.1           Survival of Representations and Warranties. All representations, warranties and covenants made by either party in or pursuant to this Agreement shall survive for four (4) months following the Closing; provided, however, that the representations and warranties set forth in Sections 4.2, 4.4(a), 4.8, 5.1, 5.2 and 5.4 shall survive until the expiration of the applicable statute of limitations.  Notwithstanding the foregoing, in the event a Claim Notice is sent pursuant to Section 9.3  prior to the applicable date set forth in the preceding sentence, the Claim, and the related indemnification obligations, with respect to which such Claim Notice is sent shall survive until the resolution of such Claim.

                                9.2           Indemnification.

                                                9.2.1. Indemnification by the Seller.  From and after the date hereof, Seller will indemnify and hold harmless the Buyer and SafeNet, and their respective successors and assigns, from and against any and all damages, losses, settlements, obligations, deficiencies, liabilities, claims, encumbrances, penalties, costs and expenses including reasonable and actual experts’ and attorneys’ fees (singly a “Loss” and collectively “Losses”), as and when incurred, which Buyer and SafeNet or their successors or assigns may sustain, suffer or incur, resulting from, related to or arising out of:

                                                (i)            any misrepresentation, breach of warranty, omission or nonfulfillment by Seller of any of the warranties, representations, covenants and agreements made in this Agreement;

                                                (ii)           any and all obligations and liabilities  arising out of (a) the conduct or operation of the Business by the Seller prior to the date hereof, (b) the ownership or use of the Purchased Assets prior to the date hereof, or (c) the performance or failure to perform by the Seller under the terms of any of the Assumed Contracts prior to the date hereof; and

                                                (iii)          any and all actions, suits, investigations, proceedings, demands, assessments, audits, judgments and claims arising out of the foregoing.

9.2.2        Indemnification by SafeNet and the Buyer.  From and after the date hereof, Buyer and SafeNet will, jointly and severally, indemnify and hold harmless Seller, and their successors and assigns, from and against any and all Losses, as and when incurred, which any of Seller or its successors or assigns, may sustain, suffer or incur, resulting from, related to or arising out of:

                                                (i)            any misrepresentation, breach of warranty, omission or nonfulfillment by Buyer or SafeNet of any of the warranties, representations, covenants and agreements made in this Agreement; and

                                                (ii)           any and all obligations and liabilities arising out of (a) the ownership or use of the Purchased Assets after the date hereof, or (b) the performance or failure to perform any obligation arising after the date hereof by the Buyer or SafeNet under the terms of any of the Assumed Contracts by the Buyer after the date hereof; and

                                                (iii)          any and all actions, suits, investigations, proceedings, demands, assessments, audits, judgments and claims arising out of the foregoing.

9.3           Indemnification Procedure.

                                (a)           The indemnified party shall give prompt written notice to the indemnifying party of any claim or event known to it which does or may give rise to a claim by the indemnified party against the indemnifying party for which the indemnified party believes it is entitled to indemnification pursuant to Section 9.3 of this Agreement, stating specifically, the representation, warranty, covenant or agreement with respect to which the claim is made, the facts giving rise to an alleged basis for the claim and the amount of the liability asserted against the indemnifying party by reason of the claim, and in the case of any claim, action, suit or proceeding brought by any third party, a copy of any claim, process or legal pleadings with respect thereto promptly after any such documents are received by the indemnified party.  Such notice shall be given in accordance with Section 10.6 hereof.

                                (b)           The indemnified party shall give prompt notice in the event any claim, action, suit or proceeding is made or brought by any third party against any indemnified party, with respect to which an indemnifying party may have liability under Section 9.2.1 or 9.2.2 of this Agreement, the indemnifying party shall, at its own expense, be entitled to participate in and, to the extent that it shall wish, jointly and with any other indemnifying party, to assume the defense, provided that in assuming the defense of any such third party claim, action, suit or proceeding, the indemnifying party acknowledges in writing to the indemnified party that the indemnifying party shall thereafter be liable for any Losses with respect to such claim, action, suit or proceeding.

                                (c)           If the indemnifying party elects to assume control of such defense or settlement, it shall conduct such defense or settlement in a manner reasonably satisfactory and effective to protect the indemnified party fully; the indemnifying parties and their counsel will keep the indemnified party fully advised as to their conduct of such defense or settlement, and no compromise or settlement (other than any compromise or settlement solely requiring the payment of money by the indemnifying party for full and final resolution thereof) shall be agreed or made without the indemnified party’s written consent which shall not be unreasonably withheld.  If the indemnifying party elects to assume control of the defense of any third party claim, the indemnified party shall cooperate with and render such assistance to the indemnifying party as may reasonably be required to insure the proper and adequate defense of the third party claim, including making available pertinent documents and information and appropriate personnel.  In any case, the indemnified party shall have the right to employ its own counsel and such counsel may participate in such action, but the reasonable fees and expenses of such counsel shall be at the expense of the indemnified party, when and as incurred, unless (a) the employment of counsel by the indemnified party has been authorized in writing by the indemnifying party; (b) the indemnified party shall have been advised in writing by its counsel that there may be a conflict of interest between the indemnifying party and the indemnified party in the conduct of the defense of such action; (c) the indemnifying party shall not in fact have employed counsel reasonably satisfactory to the indemnified party to assume the defense of such action and shall have been so notified by the indemnified party; (d) the indemnified party shall have been advised in writing by its counsel and specifically notified the indemnifying party either that there may be specific defenses available to it which are different from or additional to those available to the indemnifying party; or (e) the indemnifying party fails to conduct such defense or settlement in a manner reasonably satisfactory to protect the indemnified party fully.  If clause (b), (c), (d) or (e) of the preceding sentence shall be applicable, then counsel for the indemnified party shall have the right to direct the defense of such claim, action, suit or proceeding on behalf of the indemnified party and the reasonable and actual fees and out-of-pocket disbursements of such counsel shall constitute Losses hereunder.

                                (d)           If the indemnifying parties do not elect to assume the defense or settlement in a manner reasonably satisfactory to protect the indemnified party fully, the indemnified party may engage independent counsel selected by the indemnified party to assume the defense and may contest, pay, settle or compromise any such claim on such terms and conditions as the Indemnified  Party may determine.  The reasonable and actual fees and out-of-pocket disbursements of such counsel shall constitute Losses hereunder.

                                (e)           The indemnified party shall be kept fully informed of such claim, action, suit or proceeding at all states thereof whether or not such party is represented by its own counsel.

9.4           Limitation of Indemnification.

                                                9.4.1        Seller Limitation.  Seller’s liability for Losses pursuant to Section 9, shall be limited to the forfeiture of that number of Escrow Shares equal to such Losses, up to the total amount of all Escrow Shares.  The average closing bid price per share of the SafeNet Common Stock on the NNM for the five trading days ending on the trading day immediately preceding the Closing shall be used in determining the value of the Escrow Shares for purposes of Section 9.4.

                                                9.4.2        SafeNet and Buyer Limitation.  Buyer and SafeNet’s liability for Losses pursuant to Section 9, shall be limited to the value of the Escrow Shares as of the Closing.  The average closing bid price per share of the SafeNet Common Stock on the NNM for the five trading days ending on the trading day immediately preceding the Closing shall be used in determining the value of the Escrow Shares for purposes of Section 9.4.

                                                9.4.3        Exclusive Remedy.  The remedies set forth in Section 9.4, except for fraud or willful misconduct, shall be the exclusive remedies for actions seeking money damages for Losses.  In addition, each party hereto acknowledges that the other parties shall be irreparably harmed and that there shall be no adequate remedy at law for any violation by any of the covenants or agreements contained in this Agreement, including, without limitation, the confidentiality obligations set forth in Section 8.2.  It is accordingly agreed that, in addition to, but not in lieu of, any other remedies which may be available upon the breach of any such covenants or agreements, each party hereto shall have the right to obtain injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the other parties’ covenants and agreements contained in this Agreement.

                                10.          MISCELLANEOUS.

                                10.1         Cooperation.  The Seller, on the one hand, and SafeNet and Buyer, on the other hand, shall each deliver or cause to be delivered to the other on the Closing Date, and at such other times and places as shall be reasonably agreed to, such additional instruments as the other may reasonably request for the purpose of carrying out this Agreement.  Each of the Seller, SafeNet and Buyer will also cooperate and use their reasonable efforts to have their respective officers and employees cooperate with SafeNet, Buyer and the Seller, as the case may be, on and after the Closing Date in furnishing information, accounting records, evidence, testimony and other assistance in connection with any Tax return filing obligations, audits, actions, proceedings, arrangements or disputes of any nature.

                                10.2         Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns; provided, however, that the Seller may not make any assignment of this Agreement or any interest herein without the prior written consent of Buyer.

                                10.3         Entire Agreement.  This Agreement (which includes the schedules and exhibits hereto), and the Non-Competition and Confidentiality Agreements, sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby.  Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

                                10.4         Counterparts.  This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.  This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered (which deliveries may be by telefax) by the parties.

                                10.5         Expenses.  Each party shall pay and be responsible for its own fees and the fees of its legal counsel, accountants and other advisers incurred in connection with the negotiation and preparation of this Agreement, and the consummation of the transactions contemplated by this Agreement.

                                10.6         Notices.  Any notice, request, claim, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given if delivered personally, sent by facsimile transmission with receipt of delivery, sent by registered or certified mail (postage prepaid, return receipt requested), or by nationally recognized overnight courier service, as follows:

                                If to SafeNet or Buyer to:

                                SafeNet, Inc.

                                8029 Corporate Drive

                                Baltimore, Maryland 21236

                                Facsimile No.:  (410) 931-2229

                                Attn:  Chief Executive Officer

                                with a required copy to:

                                Venable, Baetjer and Howard, LLP

                                8010 Towers Crescent Drive, Suite 300

                                Vienna, Virginia 22182

                                Attn:  Elizabeth R. Hughes, Esq.

                                Facsimile:  (703) 821-8949

                                If to the Seller to:

                                Raqia Networks, Inc.

                                181 Wells Avenue

                                Newton, MA 02459

                                Fax: (617) 243-9032

                                Attention Robert Jacobs

                                with a copy to:

                                Alain Arnaud c/o SafeNet

                                and with a copy to:

                                Weil, Gotshal & Manges LLP

                                767 Fifth Avenue

                                New York, NY 10153

                                Fax:(212) 310-8007

                                Attention Michael King

or to such other address as the person to whom notice is to be given may have specified in a notice duly given to the sender as provided herein.  Such notice, request, claim, demand, waiver, consent, approval or other communication shall be deemed to have been given as of the date so delivered, telefaxed, mailed or dispatched and, if given by any other means, shall be deemed given only when actually received by the addressees.

                                10.7         Governing Law. This Agreement, any other documents and agreements contemplated hereunder shall be governed by and construed in accordance with the laws of the State of Delaware as applied to contracts entered into and performed entirely in such state, without giving effect to its principles or rules regarding conflicts of laws.

                                10.8         Dispute Resolution.  Any controversy, dispute or claim arising under or in connection with this Agreement shall be resolved by a binding arbitration, to be held in the State of Maryland pursuant to the Federal Arbitration Act and in accordance with the then-prevailing International Arbitration Rules of the American Arbitration Association (the “AAA”).  The AAA shall select a single arbitrator.  Each party shall bear its own expenses incurred in connection with arbitration and the fees and expenses of the arbitrator shall be shared equally by the parties involved in the dispute and advanced by them from time to time as required.  It is the mutual intention and desire of the parties that the arbitrator be selected as expeditiously as possible following the submission of the dispute to arbitration.  Once such arbitrator is selected and except as may otherwise be agreed in writing by the parties involved in such dispute or as ordered by the arbitrator upon substantial justification shown, the hearing for the dispute will be held within 60 days of submission of the dispute to arbitration.  The arbitrator shall render his or her final award within 60 days, subject to extension by the arbitrator upon substantial justification shown of extraordinary circumstances, following conclusion of the hearing and any required post-hearing briefing or other proceedings ordered by the arbitrator.  Any discovery in connection with arbitration hereunder shall be limited to information directly relevant to the controversy or claim in arbitration. The arbitrator will state the factual and legal basis for the award.  The decision of the arbitrator in any such proceeding will be final and binding and not subject to judicial review and final judgment may be entered upon such an award in any court of competent jurisdiction, but entry of such judgment will not be required to make such award effective.  Any action against any party hereto ancillary to arbitration (as determined by the arbitrators), including any action for provisional or conservatory measures or action to enforce an arbitration award or any judgment entered by any court in respect of any thereof shall be brought in any federal or state court of competent jurisdiction located within the State of Maryland, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within the State of Maryland over any such action.  The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such action brought in such court or any defense of inconvenient forum for the maintenance of such action. Each of the parties hereto agrees that a judgment in any such action may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

                                10.9         Severability.  If any provision of this Agreement or the application thereof to any person or circumstances is held invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such person or circumstances in any jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable.

                                10.10       Absence of Third Party Beneficiary Rights.  Except as expressly provided herein, no provision of this Agreement is intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, stockholder, employee or partner of any party hereto or any other person or entity.

                                10.11       Mutual Drafting.  This Agreement is the mutual product of the parties hereto, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each of the parties, and shall not be construed for or against any party hereto.

                                10.12       Further Representations.  Each party to this Agreement acknowledges and represents that it has been represented by its own legal counsel in connection with the transactions contemplated by this Agreement, with the opportunity to seek advice as to its legal rights from such counsel.  Each party further represents that it is being independently advised as to the tax or securities consequences of the transactions contemplated by this Agreement and is not relying on any representation or statements made by the other party as to such tax and securities consequences.

                                10.13       Amendment; Waiver.  This Agreement may be amended by the parties hereto at any time only by execution of an instrument in writing signed on behalf of each of the parties hereto.  Any extension or waiver by any party of any provision hereto shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                10.14       Gender.  Unless the context clearly indicates otherwise, where appropriate the singular shall include the plural and the masculine shall include the feminine or neuter, and vice versa, to the extent necessary to give the terms defined herein and/or the terms otherwise used in this Agreement the proper meanings.

                                10.15       Headings.  The headings and other captions in this Agreement are for convenience and reference only and shall not be used in interpreting, construing or enforcing any of the provisions of this Agreement.

                                11. DEFINITIONS.

                                As used herein, the terms defined below shall have the following meanings.  Any of these terms, unless the context otherwise requires, may be used in the singular or plural depending on the reference.

                                “Affiliate” shall mean as to any party, any Person which directly or indirectly, is in control of, is controlled by, or is under common control with, such party, including any person who would be treated as a member of a controlled group under Section 414 of the Internal Revenue Code of 1986, as amended (the “Code”), and any officer or director of such party and, as to a party who is a natural person, such person’s spouse, parents, siblings and lineal descendants.  For purposes of this definition, an entity shall be deemed to be “controlled by” a Person if the Person possesses, directly or indirectly, power either to (i) vote ten percent (10%) or more of the securities (including convertible securities) having ordinary voting power of such entity or (ii) direct or cause the direction of the management or policies of such entity whether by contract or otherwise.

“Books and Records” shall mean all files, documents, instruments, papers, books and records relating to the Business of the Seller, including, but not limited to, financial statements, accounting records, internal reports, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, licenses, customer lists, computer and software files and programs (including data processing files and records), retrieval programs, operating data and plans and environmental studies and plans, excluding, however, in all cases any materials that contain any confidential information of any third party (other than the Seller, the Sub or SafeNet) that is restricted by agreement or applicable law from being disclosed to SafeNet, Sub and/or Persons.

“Business” shall mean the business, condition (financial), results of operations, assets and properties of the Seller, the Buyer or SafeNet, as the case may be, considered in the aggregate.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” shall mean a note, bond, mortgage, contract, license, lease, sublease, covenant, commitment, power of attorney, proxy, indenture, oral or written, engagement letter or agreement, contract extension, rebid, existing proposal, bid, purchase order or other agreement or arrangement or commitment.

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Equipment” shall mean (i) all machinery, presses, equipment, furniture, fixtures, furnishings, molds, toolings, parts, tools, dials, jigs, patterns, office equipment, machine tools and other manufacturing and manufacturing related equipment owned or leased by the Seller that are used in the conduct of the Seller’s Business and set forth on Schedule 11(a); (ii) all office furniture, office equipment, vehicles and other items of equipment owned or leased by the Seller that are used in the conduct of the Seller’s Business and set forth on Schedule 11(a); (iii) all computers, computer support equipment and software, telephone and communication systems and security systems owned or leased by the Seller that are used in the conduct of the Seller’s Business and set forth on Schedule 11(a); and (iv) all other items of tangible personal property owned or leased or used by the Seller in the conduct of the Seller’s Business and set forth on Schedule 11(a).

                “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Government” shall mean any agency or instrumentality of the United States of America, any state or territory or subdivision thereof or any foreign country and any agency or instrumentality of any of the foregoing.

“Governmental or Regulatory Authority” shall mean any court, tribunal, arbitrator, authority (including any quasi-governmental authority), agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision, and shall include any stock exchange, quotation service and the National Association of Securities Dealers.

 “Inventory” shall mean inventories, including all inventories of raw materials, work in process, finished products, goods, spare parts, replacement and component parts, and office and other supplies, including inventories held at any location controlled by the Seller and inventories previously purchased and in transit to the Seller at such locations.

“Knowledge” shall mean as used in the phrases “to the knowledge of the Seller”, “to the Seller’s knowledge” or phrases of similar import means the actual knowledge of the officers and directors of Seller listed on Schedule 11(b), after making reasonable inquiry and reasonable diligence with respect to the particular matter in question.

“Law” or “Laws” shall mean any law, statute, order, decree, consent decree, judgment, rule, regulation, ordinance or other pronouncement having the effect of law whether in the United States, any foreign country, or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

“Liabilities” shall mean, without limitation, any direct or indirect liability, indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, United States federal income tax liabilities that are preexisting or arise out of this transaction, responsibility, or obligation either accrued, absolute, contingent, mature, unmature or otherwise and whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured.

“License” shall mean any Contract that grants a Person the right to use or otherwise enjoy the benefits of any intellectual property (including any covenants not to sue with respect to any intellectual property).

“Liens” shall mean any mortgage, pledge, assessment, security interest, lease, lien, easement, license, covenant, condition, restriction, adverse claim, levy, charge, option, equity, adverse claim or restriction or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing, except for any restrictions on transfer generally arising under any applicable federal or state securities law.

                                 “Person” means any natural person, corporation, general partnership, limited partnership, limited liability company or partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

                                “Permitted Exceptions” means (i) mechanics’, carriers’, workmen’s, repairmen’s and other like Liens arising or incurred in the ordinary course of business and are for amounts not yet overdue or (ii) other imperfections of title or encumbrances that do not materially impair the continued use and operation of the assets to which they relate in the conduct of the Business as presently conducted.

                                “Purchased Intellectual Property” shall mean all intellectual property rights owned, licensed or used by Seller in connection with its Business, including without limitation, the following: (i) patents, patent applications, patent disclosures and inventions, (ii) trademarks, service marks, trade dress, trade names, logos and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software, data, data bases and documentation thereof, (vi) trade secrets and other confidential information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable official and marketing plans and customer and supplier lists and information), (vii) other intellectual property rights, (viii) “technical data” as defined in 48 Code of Federal Regulations, Chapter 1, and (ix) copies and tangible embodiments thereof (in whatever form or medium) and rights to any of the foregoing received pursuant to assignment of inventions agreements or employment contracts.

                                “SEC” shall mean the Securities and Exchange Commission or any successor entity.

                                “Tax” or “Taxes” shall mean all federal, state, local, foreign and other taxes, assessments or other Government charges, including, without limitation, income, estimated income, business, occupation, franchise, property, sales, transfer, use, employment, commercial rent or withholding taxes, including interest, penalties and additions in connection therewith.

                                “Tax Return” shall mean any return, report, information return or other document (including any related or supporting information) required to be supplied, or actually supplied, to a Governmental or Regulatory Authority with respect to Taxes.

(SIGNATURE PAGE FOLLOWS)

IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement as of the day and year first above written.

SAFENET:

SAFENET, INC.
By:	/s/ Anthony A. Caputo
Name:	Anthony A. Caputo
Title:	President and CEO

BUYER:

RAQIA ACQUISITION CORP.

By:	/s/ Anthony A. Caputo
Name:	Anthony A. Caputo
Title:	President and CEO

SELLER:

RAQIA NETWORKS, INC.

By:	/s/ Alain Arnaud
Name:	Alain Arnaud
Title:	President